Exhibit 3.1A

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CONSOL RESOURCE PARTNERS LP

This CERTIFICATE OF LIMITED PARTNERSHIP (this “Certificate”), dated March 16, 2015, has been duly executed and is filed pursuant to the Delaware Revised Uniform Limited Partnership Act (as may be amended or supplemented from time to time, the “Act”) to form a limited partnership (the “Partnership”) under the Act.

1.	Name. The name of the Partnership is “CONSOL Resource Partners LP”.

2.	Registered Office; Registered Agent. The address of the registered office of the Partnership required to be maintained by the Act is 1209 Orange Street, Wilmington, Delaware, 19801. The name and address of the registered agent for service of process of the Partnership required to be maintained by the Act is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801.

3.	General Partner. The name and business address of the sole general partner of the Partnership is:

CONSOL Resource GP LLC

1000 CONSOL Energy Drive

Canonsburg, PA 15317

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date written first above.

CONSOL Resource GP LLC

By:	/s/ Martha Wiegand
Martha Wiegand, Authorized Representative